Exhibit 16.1

STONEFIELD
JOSEPHSON, Inc.
Certified Public Accountants
Business Advisors

April 27, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Parks! America, Inc. (“Parks America”) in the first three paragraphs under Item 4.01 of its Form 8-K dated April 7, 2009 and filed on April 17, 2009 (copy attached). We agree with the statements concerning our Firm in such Form 8-K; however, we are not in a position to agree or disagree with other statements of Parks America contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.